Exhibit 10.1

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

STOCK COMPENSATION PLAN

Amendment No. Two

Effective on and after March 22, 2012, the Science Applications International Corporation Stock Compensation Plan is hereby amended as follows:

1.	The definition of “Account” in Section 1.1 of the plan is amended in its entirety to read as follows:

“Account. The bookkeeping account established for a Participant pursuant to Article IV to record the number of Share Units awarded to the Participant, to record the Participant’s Ordinary Dividend Equivalent Amounts, to record the number of Share Units credited as a result of such Ordinary Dividend Equivalent Amounts, and to record the vesting of the amounts credited to the Account.”

2.	The plan is amended by adding a definition for “Dividend Account” in Article I of the plan (with appropriate renumbering to the alphabetized definitions within Article I) as follows:

“Dividend Account. The portion of a Participant’s Account maintained by the Committee to record the Participant’s Ordinary Dividend Equivalent Amounts.”

3.	The plan is amended by adding a definition for “Ordinary Dividend Equivalent Amount” in Article I of the plan (with appropriate renumbering to the alphabetized definitions within Article I) as follows:

“Ordinary Dividend Equivalent Amount. The amount of Ordinary Dividends credited by the Company to a Participant’s Account. Such amount to be equal to the per share Ordinary Dividend paid by the Company on its Company Stock multiplied by the number of Share Units credited to the Participant’s Account as of the related dividend payment record date.”

4.	The plan is amended by adding a new Section 4.3 to the plan, as follows:

“4.3 Ordinary Dividend Equivalents. As of any date that the Company pays an Ordinary Dividend, each Participant’s Dividend Account shall be credited with an Ordinary Dividend Equivalent Amount. Such Ordinary Dividend Equivalent Amount shall be credited to each Participant’s Account in the form of a number of Share Units (including partial Share Units) determined by dividing the Participant’s Ordinary Dividend Equivalent Amount (expressed in dollars) by the Fair Market Value of a share of Company Stock as of the crediting date. Amounts credited to a Participant’s Dividend Account shall vest (or be forfeited) in accordance with the provisions of Section 2.4.

5.	Section 5.3 of the plan is amended in its entirety to read as follows:

“5.3 Dividends. All Ordinary Dividends on Company Stock held in Trust shall be held by the Trustee and reinvested as directed by the Committee. The Capital Restructuring Dividend on Company Stock held in Trust shall be immediately disbursed by the Trustee to the Company for immediate distribution by the Company to Participants in accordance with Section 6.6. No person (including, but not limited to, the Trustee, the Company, the Committee or the Board) shall have the authority or ability to delay the immediate transfer of the Capital Restructuring Dividend from the Trustee to the Company pursuant to this Section 5.3.”

6.	Section 7.1 of the plan is amended in its entirety to read as follows:

“7.1 Change in Control. All Accounts shall be immediately distributed to the Participants to whom such Accounts belong, upon the occurrence of a Change in Control (as hereinafter defined) of the Company. A “Change in Control” shall be deemed to occur if any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) other than the Company, any subsidiary or employee benefit plan or trust maintained by the Company or subsidiary, during any 12-month period ending on the date of the most recent acquisition by such person, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of the Company’s stock representing thirty-five percent (35%) or more of the voting power of the Company’s then outstanding stock; provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A. For purposes of the foregoing, a subsidiary is any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, other than the last corporation in such chain, owns at least fifty percent (50%) of the total voting power in one of the other corporations in such chain.”

Science Applications International Corporation

By:	/s/ Lucy K. Moffitt
Lucy K. Moffitt

Its:	Vice President for Finance

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